Exhibit 21.1

Subsidiaries of

Southern California Edison Company

Name of Subsidiary	Jurisdiction of Formation of Subsidiary	Names under which Subsidiary does business
SCE Recovery Funding LLC	Delaware	SCE Recovery Funding LLC